Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 333-00000) and related Prospectus of Stifel Financial Corp. for the registration of common stock, preferred stock, debt securities, warrants, depository shares, subscription rights, purchase contracts and purchase units and to the incorporation by reference therein of our report dated February 23, 2017, except for the effects of the adoption of ASU No. 2016-09, as discussed in Note 2, as to which the date is August 11, 2017, with respect to the consolidated financial statements of Stifel Financial Corp., and our report dated February 23, 2017 with respect to the effectiveness of internal control over financial reporting of Stifel Financial Corp., included in Stifel Financial Corp.’s Current Report on Form 8-K dated August 11, 2017, for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

August 11, 2017